COLLABORATIVE RESEARCH, DEVELOPMENT
AND SUPPLY AGREEMENT

This COLLABORATIVE RESEARCH, DEVELOPMENT AND SUPPLY AGREEMENT (this "*Agreement*") is entered into as of Dec 22, 2005 (the "*Effective Date*") by and between Shanghai Wanxing Bio-Pharmaceuticals Co., Ltd., a corporation organized under the laws of People's Republic of China, having a place of business at Lane 4705, No. 58, North Yang Gao Road, Pudong New Area, Shanghai, the People's Republic of China ("**WANXING**"), and the Program for Appropriate Technology in Health (PATH), a nonprofit organization organized under the laws of the State of Washington, US, having a primary place of business at 1455 NW Leary Way, Seattle, WA 98107, US ("***PATH***"). PATH and WANXING are hereinafter collectively referred to as the "*Parties*" and each individually referred to as a "*Party*."

RECITALS

WHEREAS, PATH is an international, nonprofit, non-governmental organization whose mission is to improve the health of people around the world by advancing technologies, strengthening systems, and encouraging healthy behaviors;

WHEREAS, the mission of PATH's Malaria Vaccine Initiative ("MVI") is to accelerate the development of promising malaria vaccine candidates and ensure its availability, affordability and accessibility in the developing world;

WHEREAS, Second Military Medical University ("SMMU") in Shanghai, the People's Republic of China ("PRC") has developed a CP2.9 malaria vaccine candidate and has granted WANXING a worldwide exclusive license, pursuant to a collaboration and license agreement effective as of March 22, 2001, to conduct clinical trials in relation to the CP2.9 malaria vaccine candidate, manufacture, have manufactured, sell and have sold the CP2.9 malaria vaccine candidate.

WHEREAS, WANXING in collaboration with SMMU and with the support of the World Health Organization has conducted initial clinical trials in the PRC using the CP2.9 malaria vaccine candidate;

WHEREAS, WANXING is willing to collaborate with PATH on the research and development of the CP2.9 malaria vaccine candidate for sale and use in Developing Countries (as defined herein);

WHEREAS, if a malaria vaccine is successfully developed in accordance with the provisions of this Agreement, the Parties desire to provide and distribute such malaria vaccine in accordance with PATH's mission in jurisdictions including Developing Countries (as defined herein); and

WHEREAS, PATH and WANXING wish to enter into an Agreement to formalize their collaboration on the development of CP2.9 malaria vaccine candidate.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants set forth in this Agreement, the Parties agree as follows:

1. DEFINITIONS

1.1 "*Affiliate*" shall mean, with respect to any Party, any other individual or entity directly or indirectly controlling, controlled by or under common control with such Party. For purposes of this Section 1.1, "control" means the beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the equity or the outstanding voting shares or securities, or the right to receive fifty percent (50%)

or more of the profits or earnings of an entity, or the ability to direct or cause the direction of the management or policies of an entity.

1.2 "*Background Technology and Intellectual Property*" shall mean any and all information, data (including research data and clinical data), know-how, methods, formulas, formulations, compositions, materials, manufacturing know-how (including methods and standard operating procedures), information and data, computer programs, test results and trade secrets, useful or necessary to the development, use, manufacture, regulatory approval or sale of the Malaria Vaccine or any component thereof, and all improvements thereto, owned or controlled by WANXING or its Affiliates, or sublicensees as of the Effective Date or any time thereafter.

1.3 "*Budget*" shall mean the budget for performing the Vaccine Development Plan that has been mutually agreed upon by the Parties, a copy of which is attached hereto as Appendix A, and incorporated herein.

1.4 "*cGMP*" shall mean current Good Manufacturing Practices promulgated by the U.S. Food and Drug Administration ("FDA"), and their equivalent promulgated by the governing health authority or other applicable authority of any other country for which WANXING may manufacture the Malaria Vaccine for future clinical trials.

1.5 "*Commercialization Phase*" shall mean the period of time commencing upon the successful development and registration or licensure of a Malaria Vaccine under this Agreement as determined by the date of the first commercial sale of the Malaria Vaccine in any Developing Countries.

1.6 "*Developing Countries*" shall mean those countries identified by the World Bank as of the Effective Date as having "low income economies," or "lower-middle income economies" or "upper-middle income economies," and which are set forth in Appendix B, attached hereto and as may be amended from time to time by the World Bank.

1.7 "*Developed Countries*" shall mean those countries identified by the World Bank as of the Effective Date as having "high income economies," and which are set forth in Appendix C attached hereto and as may be amended from time to time by the World Bank.

1.8 "*Malaria Vaccine*" shall mean recombinant pfCP2.9 malaria vaccine candidate as identified by Professor Pan Weiqing of Second Military Medical University and claimed in PRC patent application number CN00105292.9 entitled "Preparation and usage of plasmodium fusion antigen" (PCT Application number PCT/CN02/00049) and all foreign counterparts thereof, rights to which have been licensed to WANXING under the terms of the Collaborative Agreement for the Development of Genetically Engineered Malaria Vaccine between Second Military Medical University and WANXING dated March 22, 2001, as amended, (the "Collaborative Agreement") to be further developed and commercialized under this Agreement.

1.9 "*Milestones*" shall mean the goals, go-no-go milestones, deadlines and deliverables for the research and development of the Malaria Vaccines under this Agreement, as set forth in Appendix D.

1.10 "*Patent Rights*" shall mean (i) all patents and patent applications owned by WANXING and/or its Affiliates or sublicensees, or to which WANXING and/or its Affiliate(s) or sublicensees otherwise have the right to grant licenses, existing as of the Effective Date or coming into existence at any time thereafter, which generally or specifically claim or cover the Malaria Vaccine or processes for manufacturing the Malaria Vaccine, improvements, modifications and additions to the Malaria Vaccine or manufacturing processes therefore, or any Background Technology and Intellectual Property; (ii) all

patents issued with respect to the applications described above; and (iii) all divisionals, continuations, continuations-in-part, re-examinations, re-issues and extensions of such patents and applications. A list of WANXING's Patent Rights as of the Effective Date is attached hereto as Appendix E and incorporated into this Agreement. WANXING shall provide PATH with annual written updates of the list of Patent Rights or more frequent updates when, in WANXING's reasonable judgment, modifications may have bearing on or be relevant to the Project or Malaria Vaccine.

1.11 "***Project***" shall mean the collaboration to develop a Malaria Vaccine using WANXING's proprietary technology, Background Technology and Intellectual Property, equipment and other resources as supported by PATH funding and in collaboration with PATH technical and clinical expertise.

1.12 "***SOPs***" shall mean standard operating procedures for the development, manufacture and clinical testing of the Malaria Vaccine.

1.13 "***Vaccine Development Committee***" or "VDC" shall mean the vaccine development committee comprised of representatives from PATH and WANXING as provided in Section 2.2.

1.14 "***Vaccine Development Plan***" (sometimes referred to as the "Plan") shall mean the Vaccine Development Plan described in Section 2.1 and attached hereto as Appendix F, and modifications and additions to such Plan during the term of this Agreement.

2. VACCINE DEVELOPMENT PLAN

2.1 The Vaccine Development Plan. PATH and WANXING shall develop and mutually agree upon a Vaccine Development Plan that sets forth the scope of work, development activities and Milestones under this Agreement set forth in its entirety and attached hereto and made a part of this Agreement as Appendix F.

2.2 Conduct of Vaccine Development Plan.

2.2.1 Performance of the Vaccine Development Plan. WANXING shall perform all the tasks identified as applicable to WANXING in the Vaccine Development Plan in accordance with the schedule set forth in the Plan and (i) in good scientific manner, (ii) in accordance with all applicable laws, rules, regulations and guidelines (including those pertaining to animal or human use or testing) and cGMP, (iii) in compliance with all applicable SOPs and/or specifications established by applicable regulatory authorities and/or PATH, and (iv) with diligence, using commercially reasonable efforts to meet all Milestones and other obligations of WANXING under the Plan. WANXING shall conduct the clinical trial identified in the Plan in the PRC in accordance with the Plan as approved by PATH and the Vaccine Development Committee. PATH shall provide clinical trial monitoring expertise in coordination with its designated contract research organization in the PRC.

2.2.2 Ongoing Communication With PATH and the Vaccine Development Committee. WANXING shall regularly report on and discuss its performance under this Agreement and the conduct and results of the Plan, on an ongoing basis with PATH's Project Leader and the Vaccine Development Committee. WANXING shall include PATH in Project team meetings, and shall provide PATH with all primary and summary interim data relating to the Malaria Vaccine as it becomes available.

2.3 Vaccine Development Committee.

2.3.1 Formation and Purpose of the Vaccine Development Committee. WANXING and PATH shall form a Vaccine Development Committee (the "VDC"). The purpose of the VDC shall be to review,

evaluate and offer input with respect to WANXING's efforts and activities in implementing the Vaccine Development Plan and achieving the Milestones. Without limiting the foregoing, the VDC shall be responsible for overseeing the Plan in a manner consistent with the Agreement, including, but not limited to, developing protocols for clinical studies, developing strategies for regulatory filings, reviewing and amending the Plan, and reviewing expenditures by WANXING in correlation to the Budget.

2.3.2 VDC Composition and Governance. PATH and WANXING shall have equal status on the VDC and equal decision-making power with respect to all VDC matters. PATH and WANXING shall each have up to four (4) members on the VDC, each Party having one vote. WANXING shall designate its representatives on the VDC in writing, and shall promptly give written notice to PATH if it substitutes any of its representatives. The parties may have non-member representatives attend the VDC meetings with approval from the Project Leaders from both Parties. In recognition of the contributions of Dr. Weiqing Pan in the identification of the Malaria Vaccine and the initial clinical studies on the Malaria Vaccine conducted by the World Health Organization (WHO), Dr. Weiqing Pan and a representative of WHO shall be named as non-voting members of the VDC. Any member or non-member representatives who are not employees of PATH or WANXING, respectively, (or not otherwise previously party to an existing confidentiality agreement) shall execute and be bound by appropriate confidentiality agreements. The VDC shall be chaired, alternating each year, by either a WANXING member or a PATH member (the "Chair"). The parties shall use best efforts to resolve any differences raised through the VDC; however, in the event that a decision is not supported by a majority of the members, then the matter and the final decision shall be referred to the President of PATH, who shall make the final decision. In no event shall any such issue or decision be submitted to arbitration or court for resolution.

2.3.3 VDC Meetings. The VDC shall meet at least every four (4) months throughout the term of this Agreement. The Parties shall use their best efforts to alternate the location of meetings of the VDC between the offices of PATH's MVI office in Bethesda, Maryland, and the offices of WANXING in Shanghai, PRC. With the approval of both Parties, meetings may be held via videoconference for up to two of the meetings per year. The Chair shall send a proposed agenda for such meeting to the other Party at least fourteen (14) days prior to the meeting for review, modification as appropriate, and approval. The Chair shall appoint a secretary who shall maintain the records of the VDC and shall keep minutes of the meetings of the VDC.

2.3.4 Project Management. WANXING shall ensure that adequate resources, including but not limited to staff, work space, machinery, equipment and supplies, are devoted to the Project and made available at all times as needed to perform the work specified in the Plan. WANXING shall designate Mr. Yang Banjun, General Manager of WANXING as the project leader (the "**WANXING Project Leader**") in the Project. If for any reason the WANXING Project Leader shall be unable to continue to serve, or should WANXING desire to replace WANXING Project Leader, WANXING shall designate an alternate WANXING Project Leader, subject to PATH's prior written approval which shall not be unreasonably withheld or delayed.

2.4 Crisis Communications. WANXING and PATH shall jointly develop a crisis communications plan. In the event of a communications crisis, WANXING and PATH shall cooperate with each other to prepare and coordinate a timely response to such crisis. For the purposes of this Agreement, a communications crisis means a situation that threatens the integrity or reputation of the Parties with respect to the Malaria Vaccine or the work or collaboration under this Agreement. Notwithstanding this Section 2.4, reporting of adverse events shall be in accordance with the clinical trial protocol and Vaccine Development Plan as approved by PATH and the Vaccine Development Committee.

2.5 Reports.

2.5.1 Regular Progress Reports. WANXING shall submit to PATH quarterly progress and financial reports. Upon completion of each Milestone, WANXING shall promptly submit a written report to PATH summarizing WANXING's progress and results of implementing the Plan and achieving such Milestone, including a financial report. Such reports shall also summarize the financial expenditures incurred by WANXING in implementing the Vaccine Development Plan. In addition, WANXING shall submit to PATH a final written progress and financial report, with substantiating documentation, within three (3) months following the completion of the Plan or termination of this Agreement if termination occurs prior to completion of the Plan. In addition to the regular progress reports., WANXING shall promptly notify PATH in writing of the successful completion of each Milestone. The formats for the progress reports and financial reports are set forth in Appendix G, attached hereto.

2.5.2 Disclosure of Inventions and Improvements; Disclosure of Data and Information. In addition to the foregoing reporting requirements, WANXING shall promptly disclose to PATH in writing (i) any invention and improvement made or identified by WANXING as part of its work hereunder, all Background Technology and Intellectual Property and all Patent Rights, developed, acquired or controlled by WANXING and/or its Affiliates or sublicensees that are related to or necessary for the further development of the Malaria Vaccine or the manufacture thereof and (ii) all data, information and other documentation (including results of all clinical trials and studies) developed, acquired, controlled or otherwise obtained by WANXING and/or its Affiliates, or sublicensees related to or necessary for the further development of the Malaria Vaccine or the manufacture thereof.

2.6 Books and Records. WANXING shall keep complete and accurate books and records (including scientific, clinical and financial records) pertaining to its implementation of the Vaccine Development Plan for a minimum of five (5) years after the completion or termination of this Agreement. Said books and records shall be made available to PATH or its designee upon request.

2.7 Supply for Development and Clinical Studies. In accordance with the Vaccine Development Plan and Budget, WANXING shall manufacture and supply, or cause to be manufactured and supplied, all reasonably necessary quantities of Malaria Vaccine for use in development and clinical trials to be conducted by PATH and/or WANXING and in support of efforts to obtain regulatory approval of the Malaria Vaccine for marketing, use and sale in the Developing Countries.

2.8 Regulatory.

2.8.1 No clinical trials shall be conducted with PATH funding without the prior written approval of PATH, and the review and approval of the clinical trial as set forth in the Plan by PATH's Institutional Review Board or an authorized designee of PATH's Institutional Review Board.

2.8.2 If the criteria and goals established for any clinical trials conducted under the Plan are deemed successful by PATH, as determined by PATH in its sole discretion, and/or if PATH agrees to provide additional funds for further development of a Malaria Vaccine candidate, the Parties shall promptly, and in good faith, modify and amend the Plan to include additional development activities and clinical studies relating to such Malaria Vaccine candidate, to be performed by WANXING in accordance with the terms of this Agreement using funds provided by PATH. The Parties shall in good faith amend Appendix A and Appendix D to incorporate new Milestones and Budget for such additional development and clinical trials.

2.9 Protection of Trial Participants.

2.9.1 WANXING shall ensure that its employees or those of its partners that are directly supporting the clinical trials under this Agreement have received comprehensive training in human

subjects protection and that they are aware of and agree to abide by United States regulations 45 CFR Part 46 and its subparts A, B, C and D governing human subjects protection and the laws and customs of the jurisdictions in which the Vaccine Development Plan shall be implemented.

2.9.2 WANXING and its clinical trial partners shall be responsible for safeguarding the rights and welfare of participants involved in those clinical trial sponsored by WANXING under this Agreement. For such clinical trials, WANXING ensure that

(i) the rights and welfare of participants are protected;

(ii) informed consent is freely and knowledgeably given to participate in such clinical trial; and

(iii) the balance between risk and potential benefit to clinical trial participants in participating in such clinical trial has been assessed and deemed acceptable.

2.9.3 In accordance with Section 2.2.1 and as more fully set forth in Appendix F, WANXING shall conduct a clinical trial in the PRC using cGMP-manufactured Malaria Vaccine prior to any field testing of the Malaria Vaccine in endemic areas of the world. WANXING shall be the sponsor of such clinical trial and shall have responsibility for conducting the clinical trial in accordance with all laws and regulations in the conduct of such clinical trials as set forth in Section 2.9.1 of this Agreement. WANXING shall directly contract with the clinical sites within the PRC for conducting the clinical trial and shall manufacture cGMP grade Malaria Vaccine for use in such clinical trials . WANXING shall be responsible for the manufacture of cGMP-manufactured Malaria Vaccine (a) for use in the clinical trial in the PRC and (b) for use following the clinical trial in the PRC in those field trials to be conducted by PATH and as agreed upon in the Plan. WANXING shall provide cGMP-manufactured Malaria Vaccine in compliance with all regulatory requirements and procedures as applicable to the manufacture of such Malaria Vaccine and in accordance with regulatory requirements and government licenses for each country in which WANXING is supplying Malaria Vaccine under this Agreement.

3. PAYMENTS BY PATH: MILESTONES AND DELIVERABLES

3.1 PATH Funding. In consideration of WANXING's performance of its obligations under this Agreement and the Vaccine Development Plan, PATH shall pay to WANXING, subject to the terms of this Agreement, an amount not to exceed the agreed upon budget as set forth in Appendix A , subject to PATH's right, described in Section 12.1 below, to terminate this Agreement and the funding of the Vaccine Development Plan and Milestones. The Milestone goals, go-no-go milestones, payments, deadlines and deliverables are set forth in Appendix D. PATH shall only be obligated to pay those sums as set forth in the Budget in accordance with Milestones achieved and in accordance with the go/no go decisions to be made by PATH in its sole discretion.

3.2 Use of PATH Funds. WANXING shall use all funds received from PATH hereunder, including any interest earned on funds advanced, in accordance with the Budget and the Plan and only for purposes of achieving the Milestones. Without the prior express written permission of PATH's MVI Director, the total payments to WANXING under this Agreement shall not exceed the Budget agreed in advance by PATH. PATH shall only pay WANXING for actual expenses incurred up to the approved budgeted amounts as set forth in the Plan. Any funds remaining unspent after completion of a Milestone shall, at PATH's sole option, be returned to PATH with the final progress and financial report, or applied to the next Milestone payment, if any.

4. OWNERSHIP OF INVENTIONS AND PROSECUTION OF PATENTS; OWNERSHIP OF DATA AND INFORMATION

4.1 Ownership of Inventions and Prosecution of Patents.

4.1.1 Subject to the provisions of this Agreement, as between PATH and WANXING, title to any inventions conceived or reduced to practice solely by a WANXING employee in the course of implementing the Vaccine Development Plan shall be owned by WANXING. WANXING may file patent applications on any such inventions at their sole cost and expense. If WANXING chooses not to file for patent protection with respect to any such invention, WANXING shall promptly notify PATH of such decision, and if requested by PATH, shall assign the rights and title in such invention to PATH, and provide PATH with the opportunity to file, at PATH's sole cost and expense, patent applications on such invention conceived or reduced to practice in the course of the Project. Patent applications filed by PATH pursuant to this Section 4.1.1, and any patents that may issue therefrom, shall be the sole and exclusive property of PATH. The Party who files the patent application(s) for a given invention shall be responsible, at its sole cost and expense, for prosecuting, maintaining and enforcing such application(s) and any patent(s) that may issue therefrom.

4.1.2 In addition to the foregoing Section 4.1.1, WANXING and its Affiliates and sublicensees shall not abandon any patent application, patent or other right included within the scope of the Patent Rights or the Background Technology and Intellectual Property without first notifying PATH in writing. At such time, WANXING or its Affiliates or sublicensees, as applicable, shall give PATH the opportunity (without charge to PATH) to take ownership and control of such Patent Right(s) WANXING or its Affiliates or sublicensees intend(s) to abandon (and the inventions covered thereby) and WANXING or its Affiliates, or sublicensees shall assign and transfer such ownership and control to PATH if PATH so elects. PATH, at its sole cost and expense, shall be responsible thereafter for prosecuting, maintaining and enforcing such Patent Right(s) or such Background Technology and Intellectual Property.

4.1.3 After the Effective Date of the Agreement, WANXING shall not grant any third party an exclusive license to utilize any Background Technology and Intellectual Property or Patent Rights or any patentable invention made or conceived by any WANXING employees in the scope of the Project, to the extent needed to manufacture, have manufactured, sell or use the Malaria Vaccine, without first offering PATH a non-exclusive license under such Background Technology and Intellectual Property or Patent Rights or any patentable invention made or conceived by any WANXING employees in the scope of the Project.

4.2 Ownership and Use of Data, Information and Other Documentation. Subject to the provisions of this Agreement, WANXING and PATH shall jointly and severally own, and each shall have the royalty-free right to use in connection with development of the Malaria Vaccine, all data including clinical trial data, information, know-how and other documentation (including all SOPs and batch production records related to the manufacture of the Malaria Vaccine and the results of preclinical studies) generated in the course of implementing, or resulting from the Project .

4.3 No Impairment of Rights. Neither Party shall grant any rights or licenses, or enter into any contract, agreement or transaction that would impair or be inconsistent with the rights and licenses that may be granted to the other Party under this Agreement.

4.4 Obligations Under Collaborative Agreement with SMMU. The rights held by WANXING for the development and commercialization of the Malaria Vaccine are subject to WANXING's rights pursuant to the Collaborative Agreement. WANXING shall take no action that will

impair or terminate WANXING's rights under the Collaborative Agreement or act to impair or be inconsistent with the rights and licenses granted to PATH under this Agreement.

5. MANUFACTURE AND SUPPLY OF THE MALARIA VACCINE FOR DEVELOPING COUNTRIES

5.1 Commitments Regarding Regulatory Approval, Manufacturing, Supply in Developing Countries. In the event that WANXING successfully develops a Malaria Vaccine in the course of implementing or resulting from this Agreement, the following provisions in this Article 5 relating to the commercialization and supply of Malaria Vaccine shall take effect and shall remain in effect until the earlier of the expiration of the Commercialization Phase or the termination of this Agreement.

5.2 Supply for Commercial Sale. During the Commercialization Phase, WANXING shall manufacture, supply and sell, or cause to be manufactured, supplied and sold, the Malaria Vaccine for use in Developing Countries. WANXING shall fill, or cause to be filled, Developing Country requirements for Malaria Vaccines by using commercially reasonable efforts to supply Malaria Vaccines in such quantities and timeframes sufficient to fulfill the purchase orders for use in Developing Countries. With reasonable prior written notice to PATH, WANXING may contract with a third party manufacturer to manufacture, test, package and/or distribute Malaria Vaccines; provided that such third party manufacturer agrees in writing to manufacture and supply Malaria Vaccines for use in Developing Countries in accordance with all applicable terms and conditions of this Agreement.

5.3 Sales Price for Use in Developing Countries. In consideration of PATH's contributions and other commitments under this Agreement, during the Commercialization Phase WANXING shall, to the extent compliant with applicable law, supply and sell the Malaria Vaccine for use in Developing Countries with pricing incentives and supply commitments that provide discounted prices for use in Developing Countries (as compared to the price for Malaria Vaccines offered to customers for use in Developed Countries, based on orders of similar quantities and comparable terms); provided, however, that WANXING shall not be required to sell the Malaria Vaccine at a loss.

5.4 Sales for Use in Developed Countries. WANXING may sell the Malaria Vaccine for use in Developed Countries at a price determined by WANXING, at its sole discretion..

5.5 Compliance with Applicable Laws. WANXING shall, and shall ensure that its Affiliates and subcontractors or sublicensees shall, manufacture, produce, package, label, handle and store Malaria Vaccine in compliance with all applicable laws, rules, requirements and regulations, including, without limitation, (a) specifications or requirements established by applicable regulatory authorities and/or agreed upon by the parties and/or set forth in any filing for marketing approval in any country, (b) any applicable rules and regulations relating to quality controls, and (c) cGMP and/or any applicable manufacturing and quality systems regulations or practices or their equivalent promulgated from time to time by regulatory authorities in the Developing Countries or as otherwise applicable. WANXING shall assure the quality level of each production lot of Malaria Vaccine through the use of a formal quality assurance program in conformance with reasonable industry standards.

5.6 Government Approvals. WANXING shall, at its sole cost and expense, prepare, file and obtain all legal and regulatory approvals, authorizations, consents and registrations necessary to import, market, use, sell and offer for sale the Malaria Vaccines in the Developing Countries.

5.7 PATH's Right to Inspect. Throughout the term of this Agreement, PATH shall have the right, itself or through a third party of its choosing, to conduct audits of any manufacturing facilities and practices used in the manufacture of Malaria Vaccine to determine compliance with this Agreement.

Such audits may include, without limitation, physical inspections and examination of documents and records relating to cGMP and regulatory compliance. PATH shall provide WANXING with written notice three weeks prior to the requested audit. PATH shall bear the cost of any audit requested by PATH under this Section.

5.8 Regulatory Action. WANXING shall promptly notify PATH, and provide copies to PATH, of any notices, correspondence and other documentation received or prepared by or on behalf of WANXING in connection with any regulatory authority action regarding the Malaria Vaccine. In the event of a total or partial recall of Malaria Vaccine arising out of an act or omission by WANXING or its licensee, whether voluntary or mandated by law, WANXING shall take all action necessary to effect such recall and shall bear all expenses associated with such recall.

6. PATH'S LICENSE TO DEVELOP THE MALARIA VACCINE

6.1 License. In consideration of PATH's funding of the Project, WANXING hereby grants to PATH a present right in accordance with Section 6.3 to a non-exclusive, worldwide, royalty-free license, with the right to sublicense, to exploit and use any and all Background Technology and Intellectual Property and Patent Rights for all purposes including but not limited to research, development, manufacture, market, sale and use of Malaria Vaccine developed under this Agreement; provided that PATH may not exercise its license under this Section 6.1 unless permitted to do so pursuant to Section 6.3 of this Agreement. PATH shall owe no up-front license fees or milestone payments in connection with such license.

6.2 Cooperation Regarding Transition of Project. In the event PATH exercises its license rights under Sections 6.1 and 6.3, WANXING shall (i) cooperate with PATH to facilitate PATH's or its designee's use of the Patent Rights, Background Technology and Intellectual Property, and the data including clinical trial data, information and other documentation described in Section 4.2 in connection with the Malaria Vaccine Project and the continuation of such Project, and (ii) provide copies to PATH of all data including clinical trial data, information and other documentation related to the Malaria Vaccine, including the Background Technology and Intellectual Property, in the possession of WANXING that was not previously provided to PATH. Such cooperation and the provision of such data including clinical trial data, information, and other documentation shall be at no cost to PATH except that (a) PATH shall reimburse WANXING for all out-of-pocket costs reasonably incurred in providing such cooperation and documents as PATH shall reasonably request, and (b) PATH shall pay a reasonable hourly rate to WANXING for any scientific, technical or manufacturing consultation PATH may request from WANXING's personnel in connection with such transition. At PATH's request, WANXING shall transfer or assign to PATH or its designee all ongoing Malaria Vaccine clinical trials and all governmental and regulatory approvals of the Malaria Vaccine.

6.3 PATH's Right to Exercise License Rights. PATH may exercise its license and sublicense rights granted under Section 6.1 by providing written notice to WANXING if and only if PATH terminates this Agreement pursuant to either Section 12.2 or Section 12.3, provided however, in the event WANXING elects not to obtain approval and licensure for distribution and sale of the Malaria Vaccine in a designated country, PATH may at its sole election assume responsibility for obtaining approval and licensure in such country or countries. In such event, WANXING shall grant a license to PATH to enable PATH to obtain approval and licensure for the manufacture, distribution and sale of the Malaria Vaccine in such country or countries and shall provide PATH will all documentation and information in WANXING's possession to support PATH's activities to obtain approval and licensure of the Malaria Vaccine in such country or countries.

7. CONFIDENTIALITY

7.1 During the course of this Agreement, WANXING and PATH (the "Disclosing Party," as the case may be) may provide the other party (the "Receiving Party") with certain information, data or material in writing that the Disclosing Party has prominently marked or otherwise prominently identified as confidential or proprietary in nature ("Confidential Information"). Without limiting the Parties' rights under this Agreement, the Receiving Party will use its commercially reasonable efforts to hold such Confidential Information in confidence and to prevent disclosure to third parties in the manner the Receiving Party treats its own similar confidential information (except that disclosure may be made to third parties working with the Receiving Party in connection with development of the Malaria Vaccine who are under similar confidentiality obligations). PATH may disclose, under a confidentiality agreement, Confidential Information of WANXING to members of PATH's Technical Advisory Group and Strategic Advisory Council as reasonably appropriate for consultation. Notwithstanding the foregoing, the Receiving Party shall have no such non-disclosure obligations with respect to any information identified as Confidential Information disclosed by the other party that (i) is or becomes publicly available through no breach of this Agreement; (ii) is rightfully in the Receiving Party's possession prior to the Disclosing Party's disclosure; (iii) is disclosed to the Receiving Party by an independent third party under no obligation of confidentiality; (iv) is independently developed by the Receiving Party as can be demonstrated by documentary evidence; or (v) is required to be disclosed by the Receiving Party under any applicable law, rule or regulation of any government in any country, but only to the extent of such required disclosure. Without limiting the foregoing, PATH shall have the right to share Confidential Information with its donors.

8. REPRESENTATIONS AND WARRANTIES

8.1 PATH Representations and Warranties. PATH represents and warrants that:

8.1.1 PATH has the right, power and authority to enter into this Agreement and to perform PATH's obligations hereunder.

8.1.2 This Agreement has been duly executed and delivered by PATH and is a legal, valid and binding obligation enforceable against PATH in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting creditors' rights generally and equitable principles.

8.1.3 The execution, delivery and performance of this Agreement, and the rights granted hereunder, do not conflict with, violate or breach any agreement to which PATH is a party, and there are no agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

8.2 WANXING Representations and Warranties. WANXING represents and warrants that:

8.2.1 WANXING has the right, power and authority to enter into this Agreement and to perform WANXING's obligations hereunder and grant the rights granted herein. The exclusive license between WANXING and the SMMU as granted under the Collaborative Agreement remains in full force and effect and no claims have been made against the validity of this license.

8.2.2 This Agreement has been duly executed and delivered by WANXING and is a legal, valid and binding obligation enforceable against WANXING in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting creditors' rights generally and equitable principles.

8.2.3 The execution, delivery and performance of this Agreement, and the rights granted hereunder, do not conflict with, violate or breach any agreement to which WANXING or any of its Affiliates is a party, and there are no agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement. Neither WANXING nor any of its Affiliates have granted, and will not grant, any license or other right in the Malaria Vaccine, the Patent Rights or the Background Technology and Intellectual Property that interferes with, conflicts with or is inconsistent with any of WANXING's obligations or PATH's license, rights or entitlements under this Agreement.

8.2.4 WANXING will apply the funding it receives from PATH under this Agreement directly and solely toward implementing and achieving the objectives of the Project.

8.2.5 In the event PATH terminates this Agreement pursuant to Section 12.2 or 12.3, the license granted to PATH under this Agreement shall remain valid and enforceable and shall not be impaired, modified or terminated in any way as a result of a termination of the Collaborative Agreement or by actions of WANXING or SMMU in the exercise of any rights WANXING or SMMU may have under the Collaborative Agreement.

9. INDEMNIFICATION

9.1 WANXING shall indemnify, defend and hold PATH, its Affiliates and their respective officers, directors, employees, agents, advisors, representatives, licensees, sublicensees and PATH's donors (collectively, the "Indemnitees") harmless from and against any and all losses, claims, demands, suits, proceedings, damages, fines, penalties and liabilities of any kind whatsoever based on any theory, and related costs and expenses (including reasonable attorneys' fees) (collectively, "Liabilities"), arising from a claim by a third party asserted against any Indemnitee relating to or in connection with (i) implementation or conduct of the Vaccine Development Plan by WANXING or any of its employees, agents, Affiliates or sublicensees; (ii) the acts or omissions of WANXING, its employees, agents, Affiliates or sublicensees in connection with this Agreement; (iii) the breach (by act or omission) of any of WANXING's obligations, representations or warranties under this Agreement; or (iv) the research, development, testing, clinical trials, regulatory approval, manufacture, distribution, sale or use of the Malaria Vaccine or any other products covered by the Patent Rights (including, without limitation, the alleged infringement of intellectual property rights in connection therewith and the death of or injury to any person); except only to the extent such Liabilities were caused by the gross negligence or willful misconduct of such Indemnitee, or arose from the exercise by PATH (or a sublicensee of PATH) of the license provided in Section 6.1.

10. INSURANCE

10.1 WANXING shall, at all times during the term of this Agreement and until five (5) years after expiration of the last batch of Malaria Vaccine sold or manufactured hereunder, obtain and maintain at its own cost and expense, comprehensive commercial general liability insurance, including, but not limited to, product liability (including vendor's liability), professional liability, clinical trials liability, premises liability and contractual liability insurance, with respect to its activities hereunder. Such insurance shall cover claims originating worldwide (including the United States and Canada) and shall name PATH as an additional insured.

10.1.1 Such insurance shall (i) be issued by reputable, financially sound companies with an A.M. Best Rating of A+10 or higher or B+13 or higher, and (ii) contain a severability-of-interest

or separation-of-the-insureds provision, affording defense and coverage for an insured in the event of a claim brought by another insured.

10.1.2 Such insurance shall be in such amounts and subject to such deductibles as the Parties may agree based upon standards prevailing in the industry at the time, but at least in the following amounts: (i) Three Million US Dollars (US$ 3,000,000) per occurrence and Ten Million US Dollars (US $ 10,000,000) in the aggregate for damage, injury and/or death to persons prior to regulatory approval of the Malaria Vaccine; (ii) Three Million US Dollars (US $ 3,000,000) per occurrence and Ten Million US Dollars (US$ 10,000,000) in the aggregate for damage, injury and/or death to persons after regulatory approval of the Malaria Vaccine; and (iii) commercially appropriate levels of insurance for damage/or injury to property. Such insurance shall be written to cover claims incurred, discovered, manifested, or made in connection with clinical development, testing and commercial sale and distribution of the Malaria Vaccine.

10.2 Upon execution of this Agreement and on an annual basis thereafter during the term of this Agreement, WANXING shall provide PATH with a copy of all relevant current insurance policies and endorsements. Prior to the commencement of the first Phase 3 clinical trial under this Agreement, the Parties agree to discuss the adequacy of WANXING's insurance coverage for its activities hereunder, to modify WANXING's insurance coverage to comply with then-commercially appropriate coverage for such activities, and to document such modification by written amendment to this Agreement.

10.3 WANXING may satisfy the requirement set forth in Sub-section 10.1.2(i) above by electing to obtain and maintain such insurance on a clinical trial-by-clinical trial basis, in amounts and for periods of time approved in advance by PATH.

10.4 The insurance policies maintained by WANXING shall be primary and non-contributory and contain a waiver of subrogation in favor of PATH or PATH's designee. Each policy will be endorsed to provide that the insurers will give PATH, or its designee, not less than thirty (30) days prior written notice of any cancellation, non-renewal or material change in coverage. If WANXING fails to place or maintain insurance as required under this Agreement, PATH or its designee may place and maintain such policy, and all premium and other costs incurred by it or its designee will be paid by WANXING to PATH or its designee on demand or, failing payment, may be deducted by PATH or its designee from any amount then or thereafter due by PATH under this Agreement, except for those insurance premium costs as set forth in Section 10.3.

10.5 In the event that, during the term of this Agreement, WANXING identifies an insurance policy that would meet some, but not all, of the requirements set forth in this Article 10, WANXING may, at least sixty (60) days prior to the affected Agreement year, seek PATH's review and approval of such policy. PATH will review such policy and determine whether, in its sole discretion, to approve such policy, despite its non-compliance with one or more of the requirements set forth in this Article 10. In no event will such an approval(s) constitute a waiver of the requirements of this Article 10.**11.**

PUBLICATIONS: RELEASE OF INFORMATION

11.1 Publications. Subject to the confidentiality provisions of Section 7 of this Agreement, either Party shall have the right to publish or present the technical data, clinical data or results of any test or clinical trial relating to the Malaria Vaccine, in any peer review journal, similar publication or oral presentation to the general public; *provided* that before making such publication or presentation, each Party shall provide a draft manuscript or abstract to the other Party for its review and comment at least thirty (30) days prior to the proposed date of publication or presentation. The Parties agree that the results,

whether positive or negative, of any clinical trial involving a Malaria Vaccine candidate funded by PATH will be made public. WANXING shall submit a draft publication to PATH within sixty (60) days of the completion of a clinical trial funded by PATH, and shall publish such results no later than six (6) months after the completion of the trial.

11.1.1 Unless PATH informs WANXING otherwise, any publication or presentation shall state the following in an appropriate location: "Funded in whole or in part by the PATH Malaria Vaccine Initiative." The non-publishing Party shall have fourteen (14) days from receipt in which to review each proposed publication or presentation. Either Party may request the removal of any of its Confidential Information contained in the proposed publication or presentation, may request the deletion of its name which the Party, in its sole discretion, considers inappropriate, and, in the event either Party determines a need to delay the publication or presentation to protect or preserve exclusive patent rights, request such delay. Either non-publishing Party may comment on the publication and the publishing Party shall consider these comments seriously and give good faith consideration to revising the publication where appropriate.

11.1.2 The publishing Party shall delay the publication or presentation for up to ninety (90) days from the date of the non-publishing Party's request as necessary to permit filings to preserve or protect patent rights. Scientists at WANXING and PATH will be expected to treat matters of authorship in a proper, collaborative spirit, giving credit where it is due and proceeding in a manner that fosters cooperation and communication, but will not do anything in this regard that will jeopardize the issuance of a valid patent. The provisions of this Section shall survive the termination of this Agreement.

11.2 Public Statements. Any press release, public statement or public announcement with respect to the Malaria Vaccine or the Vaccine Development Plan shall be subject to the mutual written approval of WANXING and PATH. Upon execution of this Agreement, the Parties shall draft and agree on an initial press release that discloses the existence of this Agreement and provides a general description of the collaborative relationship between PATH and WANXING. Except as provided in the preceding sentence, WANXING shall not refer to PATH, any PATH donors, or any PATH representative, officer or director in any Malaria Vaccine presentation, Malaria Vaccine packaging or promotional materials without the prior written approval of PATH. PATH shall not refer to WANXING or any WANXING representative, officer or director in any Malaria Vaccine presentation, Malaria Vaccine packaging or promotional materials without the prior written approval of WANXING.

12. TERMINATION

12.1 Termination by PATH. Subject to the provisions of Section 12.5 below, PATH may terminate this Agreement and its funding of the Project at any time without cause by giving WANXING at least sixty (60) days advance written notice of termination. Upon receiving such termination notice from PATH, WANXING shall cease performing all work under this Agreement and shall take those actions required to wind down any clinical trial in conformance with governing regulations for the termination of clinical trials. Upon termination of this Agreement as provided hereunder, PATH shall have no further payment obligation to WANXING; provided that PATH shall pay or reimburse WANXING for all Milestones authorized by PATH and achieved as of the effective date of termination.

12.2 Termination for Breach. Subject to the provisions of Section 12.5 below, in the event that either Party shall breach any of the material terms, conditions or agreements contained in this Agreement and fail to remedy such breach within thirty (30) days of written notice thereof (the "Notice of Breach") from the non-breaching Party, the non-breaching Party may terminate this Agreement, by giving the breaching Party a second notice (the "Notice of Termination"), which notice shall terminate this Agreement effective ten (10) days following the breaching Party's receipt of such notice.

12.3 Termination in Event of Bankruptcy. Subject to the provisions of Section 12.5 below, a Party (the "Electing Party") shall have the right to terminate this Agreement effective immediately upon written notice to the other Party (the "Non-Electing Party") if: (a) the Non-Electing Party makes an assignment for the benefit of creditors; (b) a receiver is appointed for the Non-Electing Party and is not removed within sixty (60) days, or such assignment is not withdrawn within sixty (60) days; or (c) the Non-Electing Party files a voluntary petition in bankruptcy or is otherwise a party to proceedings in bankruptcy, reorganization or the appointment of a receiver, trustee, or custodian for or over its property and such proceedings, if involuntary are not vacated, set aside or stayed within sixty (60) days after commencement. The termination shall become effective on the date of receipt of the notice by the Electing Party to the Non-Electing Party.

12.4 Mutual Termination. In addition to the foregoing, this Agreement may be terminated upon the mutual written agreement of both Parties only if the Parties set forth their agreement to terminate in a written document signed by the senior executive of each Party.

12.5 Effect of Termination.

12.5.1 If this Agreement is terminated by either Party, with respect to any Milestone not yet completed, WANXING shall promptly refund to PATH all unspent Milestone funds paid by PATH to WANXING, less any non-cancelable amounts paid or non-cancelable obligations incurred prior to termination.

12.5.2 The parties acknowledge and agree that the mission of PATH's MVI, to accelerate development of a malaria vaccine and to ensure its widespread and timely availability and accessibility for use in Developing Countries, will be substantially impaired if this Agreement is terminated other than pursuant to Section 12.1. Therefore, in the event that PATH terminates this Agreement under either Section 12.2 or Section 12.3, then upon such termination of this Agreement, the following provisions and terms shall automatically become and/or continue to be effective: WANXING shall grant to PATH pursuant to Section 6.1 and 6.3 a non-exclusive, worldwide, irrevocable, royalty-free license, with the right to sublicense, to utilize and exploit any Background Technology and Intellectual Property or Patents Rights to manufacture, have manufactured, sell or use the Malaria Vaccines for use in the Developing Countries. Following the termination of this Agreement pursuant to Section 12.2 or Section 12.3, WANXING promptly shall provide to PATH all documents, records, specifications, information, know-how, materials and assistance relating to WANXING's Patent Rights or Background Technology and Intellectual Property that are reasonably necessary to continue the Project or make the Malaria Vaccines, including, without limitation, up to fifteen (15) days of technical support by WANXING and access to all regulatory filings relating to the Malaria Vaccine. In addition, PATH shall have the right, free of charge, to use, refer to and access the data and information generated or created by WANXING during the term of this Agreement with respect to the clinical studies involving any Malaria Vaccine candidate to the extent such data and information has not already been provided to PATH, and to cross reference and use all regulatory filings made by or on behalf of WANXING with respect to any Malaria Vaccine. WANXING shall execute and deliver such documents and instruments as PATH may reasonably request to further evidence or give effect to this Section 12.5.2. PATH shall obtain WANXING's prior written approval, such approval to not be unreasonably withheld, before granting any sublicenses to manufacture Malaria Vaccine such approval shall not be unreasonably withheld or delayed, provided further that WANXING may withhold its approval only if WANXING establishes through reasonable evidence that the proposed sublicensee has failed to protect intellectual property rights of any third party.

12.5.3 In the event that PATH terminates this Agreement under Section 12.1, then upon the termination of this Agreement, the following provisions and terms shall automatically become and continue to be effective: (1) WANXING shall have the right to continue the Project under its own

funding and resources, and WANXING shall have no further obligation to develop, make or supply Malaria Vaccine for use in Developing Countries, and (2) the license granted to PATH under Section 6.1 and 6.3 of this Agreement shall terminate and no longer remain in effect.

12.5.4 Upon termination of this Agreement, neither Party shall use the name of the other Party without the express written permission of the other Party.

12.6 After fulfilling its financial commitments specified in Section 3.1, PATH shall have no further funding obligations under this Agreement.

12.7 The provisions of Articles 1, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 and Sections 2.4, 2.5, 2.8 and 2.9 shall survive the expiration or termination of this Agreement to the extent such terms by their nature continue following termination..

13. MISCELLANEOUS

13.1 No Agency or Joint Venture. Nothing in this Agreement shall be deemed to create an agency or partnership relationship or joint venture between the parties. Each party shall be solely responsible for all taxes, benefits, withholding, worker's compensation, unemployment insurance and similar requirements pertaining to its own employees. Neither party's employees shall be deemed agents or employees of the other party and neither party shall have the power or authority to obligate or bind the other party.

13.2 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFIT) OF ANY KIND WHATSOEVER ARISING FROM THIS AGREEMENT OR AN ACT OR OMISSION BY EITHER PARTY, WHETHER BASED ON BREACH OF CONTRACT, BREACH OF WARRANTY, TORT OR ANY OTHER LEGAL THEORY; PROVIDED, HOWEVER, THIS LIMITATION SHALL NOT APPLY TO LIABILITIES ARISING FROM THIRD PARTY CLAIMS FOR WHICH A PARTY IS INDEMNIFIED UNDER SECTION 9 OF THIS AGREEMENT.

13.3 Notices. Any notices required to be given or which shall be given under this Agreement shall be in writing delivered by recognized commercial overnight courier service, personal delivery, confirmed facsimile or by certified or registered mail addressed to the parties as shown below, and shall be deemed to have been given or made as of the date received:

For PATH:

Program for Appropriate Technology in Health (PATH)
1455 NW Leary Way
Seattle, WA 98107
Attention: Director of Legal Affairs
Fax: 206-285-6619
Tel: 206-285-3500

with a copy to:

Malaria Vaccine Initiative, PATH
1455 NW Leary Way
Seattle, WA 98107
Attention: Director, MVI
Fax: 206-285-6619
Tel: 206-285-3500

For WANXING:

WANXING Biotech Ltd.
Lane 4705, No. 58, North Yang Gao Road,
Pudong New Area, Shanghai, People's Republic of China
Attn.: Mr. Cao
Fax: (86 21) 58990234
Tel.: (86 21) 50312420

13.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, collaborators and sublicensees. Neither party may assign or otherwise transfer this Agreement without the prior written consent of the other parties

13.5 Governing Law. The validity, interpretation, construction and effect of this Agreement and the legal relationship of the parties to it shall be governed by and in accordance with the laws of the State of New York, USA, without regards to its or any other jurisdiction's choice of law provisions, with venue in the state and federal courts residing in the borough of Manhattan, New York City, New York. Such laws shall govern in an arbitration proceeding under Section 13.6. The United Nations Convention on Contracts for the International Sale of Goods shall not apply whatsoever.

I. **13.6** **Arbitration.** In the event of any dispute between the parties regarding this Agreement, the parties shall attempt to resolve such dispute promptly, voluntarily and amicably. Any dispute based on, arising out of or related to this Agreement that the parties do not resolve voluntary and within forty-five (45) days of first written notice of such dispute shall be resolved by binding arbitration to be conducted in Hong Kong by the Hong Kong International Arbitration Center ("HKIAC"), by a single neutral arbitrator pursuant to the rules and procedures of HKIAC in accordance with UNCITRAL Arbitration Rules. Any party may commence such arbitration proceeding by written notice to the other parties hereto. Such arbitration proceeding, and all communications and filings in connection therewith, shall be in the English language.

Each party shall bear its own costs and expenses, including its attorneys fees, incurred in connection with such arbitration proceeding, and each party shall pay, on an ongoing basis, its prorata

share of the costs, fees and expenses of the arbitrator and HKIAC billed in connection with such proceeding (such costs, fees and expenses to be split equally among the parties to such arbitration proceeding). The final arbitration decision shall be binding on the parties and enforceable in any court of competent jurisdiction in any country.

13.7 Force Majeure. WANXING shall not be responsible to PATH for delay in performing any of the tasks in the Project where such delay is due to *force majeure* causes beyond the control of WANXING, including fire, flood, explosion, lightning, windstorm, earthquake, civil commotion, riot, war, strikes, or any other cause beyond the control of WANXING. Should the force majeure event continue for a period of more than six (6) months, PATH shall have the right, at its sole discretion, to terminate this Agreement in accordance with Section 12.1.

13.8 Other Documents. From time to time as appropriate, the parties shall prepare, execute and deliver such other documents as may be reasonably necessary or appropriate to give effect to or implement the intentions, agreements and undertakings of the parties set forth in this Agreement.

13.9 Severability. In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered as a result of this Section 13.9, the parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

13.10 Entire Agreement. This Agreement and the Multi-Party Agreement amongst PATH, WANXING and SMMU dated Dec 22, 2005 embodies the entire understanding and agreement between WANXING and PATH with respect to the subject matter contained herein, and any prior or contemporaneous representations, either oral or written, are hereby superseded. No amendments or modifications to this Agreement (including, without limitation, changes to the Vaccine Development Plan), or waivers of any rights under this Agreement, shall be effective unless and until made in writing and signed and delivered by authorized representatives of the parties.

13.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears hereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of both of the parties.

IN WITNESS WHEREOF, WANXING and PATH have executed and delivered this Agreement in triplicate originals by and through their duly authorized representatives below.

SHANGHAI WANXING BIO-PHARMACEUTICALS CO., LTD.	PROGRAM FOR APPROPRIATE TECHNOLOGY IN HEALTH
By:______________________	By:______________________
Name: Banjun Yang	Name: Eric G. Walker
Title: General Manager	Title: Vice President, Administration, Finance and Human Resources

share of the costs, fees and expenses of the arbitrator and HKIAC billed in connection with such proceeding (such costs, fees and expenses to be split equally among the parties to such arbitration proceeding). The final arbitration decision shall be binding on the parties and enforceable in any court of competent jurisdiction in any country.

13.7 Force Majeure. WANXING shall not be responsible to PATH for delay in performing any of the tasks in the Project where such delay is due to *force majeure* causes beyond the control of WANXING, including fire, flood, explosion, lightning, windstorm, earthquake, civil commotion, riot, war, strikes, or any other cause beyond the control of WANXING. Should the force majeure event continue for a period of more than six (6) months, PATH shall have the right, at its sole discretion, to terminate this Agreement in accordance with Section 12.1.

13.8 Other Documents. From time to time as appropriate, the parties shall prepare, execute and deliver such other documents as may be reasonably necessary or appropriate to give effect to or implement the intentions, agreements and undertakings of the parties set forth in this Agreement.

13.9 Severability. In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered as a result of this Section 13.9, the parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

13.10 Entire Agreement. This Agreement and the Multi-Party Agreement amongst PATH, WANXING and SMMU dated ________, 2005 embodies the entire understanding and agreement between WANXING and PATH with respect to the subject matter contained herein, and any prior or contemporaneous representations, either oral or written, are hereby superseded. No amendments or modifications to this Agreement (including, without limitation, changes to the Vaccine Development Plan), or waivers of any rights under this Agreement, shall be effective unless and until made in writing and signed and delivered by authorized representatives of the parties.

13.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears hereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of both of the parties.

IN WITNESS WHEREOF, WANXING and PATH have executed and delivered this Agreement in triplicate originals by and through their duly authorized representatives below.

SHANGHAI WANXING BIO-PHARMACEUTICALS CO., LTD.	PROGRAM FOR APPROPRIATE TECHNOLOGY IN HEALTH
By: [signature]	By: [signature]
Name: Banjun Yang	Name: Eric G. Walker
Title: General Manager	Title: Vice President, Administration, Finance and Human Resources

Appendix A	Budget
Appendix B	List of Developing Countries
Appendix C	List of Developed Countries
Appendix D	Milestones, payments, deliverables and go/no go points
Appendix E	WANXING patent rights
Appendix F	Vaccine Development Plan
Appendix G	Formats for progress and financial reports

Appendix A: Budget

cGMP Production	
Equipments	192,584
Reagents	170,849
GMP Facilities Operation	512,370
Formulation and release of vaccine	
Equipments	95,000
Reagents(including animals)	98,000
Regulatory (SFDA) and Clinical trial	43,340
Personnel	
Clinical Trial	50,000
Manufacture/QA/QC	336,000
Subcontracts	
1. Changhai Hospital for Phase 1 trial	175,353
2. Lab cost for Phase 1 trial in Changhai Hospital	47,700
3. Potency and GIA assays	214,000
Communications and Meetings(e.g. videoconferences, VDC meetings)	60,000
Miscellaneous (e.g. postage, shipping, telephone/FAX)	4,450
Total Budget	1,999,646 USD

Appendix B
World Bank List of Developing Countries

Low-income economies (59)

Afghanistan
Bangladesh
Benin
Bhutan
Burkina Faso
Burundi
Cambodia
Cameroon
Central African Republic
Chad
Comoros
Congo, Dem. Rep.
Congo, Rep.
Cote d'Ivoire
Eritrea
Ethiopia
Gambia, The
Ghana
Guinea
Guinea-Bissau
Haiti
India
Kenya
Korea, Dem Rep.
Kyrgyz Republic
Lao PDR
Lesotho
Liberia
Madagascar
Malawi
Mali
Mauritania
Moldova
Mongolia
Mozambique
Myanmar
Nepal
Nicaragua
Niger
Nigeria
Pakistan
Papua New Guinea
Rwanda
Sao Tome and Principe
Senegal
Sierra Leone
Solomon Islands
Somalia
Sudan
Tajikistan
Tanzania
Timor-Leste
Togo
Uganda
Uzbekistan
Vietnam
Yemen, Rep.
Zambia
Zimbabwe

Lower-middle-income economies (54)

Albania
Algeria
Angola
Armenia
Azerbaijan
Belarus
Bolivia
Bosnia and Herzegovina
Brazil
Bulgaria
Cape Verde
China
Colombia
Cuba
Djibouti
Dominican Republic
Ecuador
Egypt, Arab Rep.
El Salvador
Fiji
Georgia
Guatemala
Guyana
Honduras
Indonesia
Iran, Islamic Rep.
Iraq
Jamaica
Jordan
Kazakhstan
Kiribati
Macedonia, FYR
Maldives
Marshall Islands
Micronesia, Fed. Sts.
Morocco
Namibia
Paraguay
Peru
Philippines
Romania
Samoa
Serbia and Montenegro
Sri Lanka
Suriname
Swaziland
Syrian Arab Republic
Thailand
Tonga
Tunisia
Turkmenistan
Ukraine
Vanuatu
West Bank and Gaza

Upper-middle-income economies (40)

American Samoa
Grenada
Poland

Antigua and Barbuda
Argentina
Barbados
Belize
Botswana
Chile
Costa Rica

Croatia
Czech Republic
Dominica
Equatorial Guinea
Estonia
Gabon

Hungary
Latvia
Lebanon
Libya
Lithuania
Malaysia
Mauritius

Mayotte
Mexico
Northern Mariana Islands
Oman
Palau
Panama

Russian Federation
Seychelles
Slovak Republic
South Africa
St. Kitts and Nevis
St. Lucia
St. Vincent and the Grenadines
Trinidad and Tobago
Turkey
Uruguay
Venezuela, RB

Appendix C
World Bank List of Developed Countries

Andorra
Aruba
Australia
Austria
Bahamas, The
Bahrain
Belgium
Bermuda
Brunei
Canada
Cayman Islands
Channel Islands
Cyprus
Denmark
Faeroe Islands
Finland
France
French Polynesia
Germany
Greece
Greenland
Guam
Hong Kong, China
Iceland
Ireland
Isle of Man
Israel
Italy
Japan
Korea, Rep.
Kuwait
Liechtenstein
Luxembourg
Macao, China
Malta
Monaco
Netherlands
Netherlands Antilles
New Caledonia
New Zealand
Norway
Portugal
Puerto Rico
Qatar
San Marino
Saudi Arabia
Singapore
Slovenia
Spain
Sweden
Switzerland
United Arab Emirates
United Kingdom
United States
Virgin Islands (U.S.)

Appendix D: Milestones and Payments

Milestones and "GO" Criteria	Due Date	Deliverables	PATH Payment to Wanxing
Signed PATH-Wanxing Agreement *and* Finalized Phase 1 protocol	Dec 2005	1) Signed PATH-Wanxing Agreement 2) Letter from PATH and WHO confirming that Phase 1 protocol is finalized and ready for submission to IRBs.	$837,000
Milestone 1a: Phase 1 trial has enrolled, randomized all volunteers and all volunteers have received at least one immunization of CP2.9/ISA 720 Milestone 1b: Completion of fermentation optimization	April 30, 2006 July 31, 2006	1) Monitoring report(s) from PPD and WHO that verifies that the Phase 1 study is being conducted according to GCP standards. 1) Audit report from MVI consultant that Batch Production Records have been finalized and consistency of production has been satisfactorily demonstrated.	$500,000 $300,000
Milestone 2: Release of cGMP bulk material and initiation of stability and rabbit toxicity studies	September 1, 2006	1) Release specifications sheet for formulated material 2) Memo from GenLogic that the formulated CP2.9 has been received in satisfactory condition for initation of rabbit toxicity study.	$300,000
Completion Milestone: Formulation , release and stability of clinical material Completion of Phase 1 clinical study	March 31, 2007	1) "CMC" document on cGMP production, formulation, stability and release of CP2.9 clinical material for field studies that is suitable for submission to a regulatory authority final Phase 1 study report. 2) Final Phase 1 study report	$ 62,646
		Total:	$1,999,646

Appendix E

Patent Application of PfCP2.9 Antigen

Name	Patent Number	Date Filed	Licenced From
The preparation and usage of Plasmodium fusion antigen	WO02072625 (including EP 1 357 128 A1 and all designated states)	2002-09-19	Second Military Medical University
Preparation and usage of Plasmodium fusion antigen	PCT/CN02/00049 US designated application	Feb.1,2001	Second Military Medical University
The preparation and usage of Plasmodium fusion antigen	CN01105292. 9	2002-09-11	Second Military Medical University

Patent applications and patents issuing from these applications shall include all designated states in which the application was filed as well as any individual states in which country applications were filed. A complete listing of all pending applications and issues patents, including filing dates and status of the application shall be provided by Wanxing to PATH within sixty (60) days from Effective Date of this Agreement.

Appendix F

Proposal for the Production and Clinical Evaluation of Recombinant PfCP2.9 formulated with ISA 720 adjuvant

Submitted by
Wanxing Bio-Pharmaceuticals Co., Ltd
Lane 4705, No. 58 North Yang Gao Rd
Pudong New Area
Shanghai, China 201206

August 2005

Content

Appendix G
Financial Report
(for the reporting of interest earned)

Recipient:

Agreement Number: ________ Period of Agreement:

Period of this Report: From ______________, 20__, to ______________, 20___

Date Submitted: ________________

Budget Categories	A Budget (in U.S. dollars)	B Expenses this Report	C Total Expenses Previous Reports	D Total Expenses (B + C)	E Budget Balance (A - D)
TOTAL DIRECT COST (US$)					
Indirect Expenses (@__%)					
TOTAL COSTS (US$)				(*)	

Total Interest Earned to Date	

Status of Cash on Hand

Payments Received to Date	
Expenses to Date (*)	
Balance	

Status of Interest Earned

Total Interest Earned Previous Reports	
Interest Earned this Reporting Period	

Signature: ______________________

Title: ______________________

Date: ______________________

CERTIFICATION

The undersigned hereby certifies:

a. That payment of the sum claimed under the cited Agreement is proper and due and that appropriate refund to PATH will be made upon request by PATH in the event of misrepresentation and/or nonperformance, in whole or in part, under the Agreement or for any breach of the terms of the Agreement, the amount of the refund to reimburse PATH for such misrepresentation, nonperformance, or breach; and
b. That information in the Financial Report is correct and such detailed supporting information as PATH may require will be furnished to PATH on request.

FINRPTINT.DOC 12/22/05